Exhibit 99.(a)(30)

"Information Sheet" about Spin-off of Agere

How the Agere Spin-off Impacts Your Lucent Stock Options

May 17, 2002

This information sheet provides important information you need to know about Lucent’s spin-off of Agere. Please read over this fact sheet very carefully since it explains the spin-off’s impact on any outstanding options you may have under the various Lucent stock option plans, including the stock option plans of companies previously acquired by Lucent.

Important Note!

A stock option blackout period is in effect until 4 p.m. Eastern time on June 7, 2002 during which you will not be able to exercise your options. Please be aware the blackout period has no impact on your ability to exchange your eligible stock options through the Lucent Stock Option Exchange Offer. For more information on the Offer to Exchange, please visit the Lucent Stock Option Exchange Offer Web Site at [web site link].

How the Agere Spin-off Impacts Your Lucent Stock Options
What Will Happen

If you hold eligible stock options on May 31, 2002, that were not cancelled due to the Lucent Stock Option Exchanger Offer, including those from companies previously acquired by Lucent, your stock options will be adjusted to reflect the spin-off. This adjustment will apply to all of your eligible outstanding stock option grants—whether vested or unvested, or whether the grant price is higher or lower than the fair market price of Lucent stock at the time of the spin-off. Not all grants are eligible.

What This Means

The number of shares and the grant price of each eligible Lucent stock option you hold will change after the spin-off. A ratio will be determined and will be applied to both the number of shares in your option and the grant price of your option. When the adjustment ratio is applied, the number of outstanding options will exclude any fractional shares and the grant price will be carried out to 4 decimal places.

Whom It Affects	Active, retired or former Lucent employees who have outstanding eligible Lucent stock options on May 31, 2002. Agere employees are not affected.
Eligible Option Grants

The following option grants are eligible for the spin-off adjustment if you received the February 21, 2001 ‘1 for 2’  grant (March 15, 2001 in Italy):

  The February 21, 2001 '1 for 2' grant at $12.14 per share (March 15, 2001 in Italy at $12.25 per share)
  All option grants with a grant price of less than $12.14 per share.
  All option grants with a grant date after February 21, 2001.

If you are located outside of the U.S. and hold eligible stock options, the application of the adjustment ratio may be treated differently. If this applies to you, you will receive additional details in a separate communication.

Ineligible Option Grants

The following option grants are not eligible for the spin-off adjustment if you received the February 21, 2001 ‘1 for 2’  grant (March 15 in Italy):

  All option grants with a grant date earlier than February 21, 2001, and with a grant price of greater than $12.14 per share.

If you did not receive the February 21,2001 ‘1 for 2’ grant (March 15, 2001 in Italy)

All your outstanding option grants are eligible for the spin-off adjustment.

If you are located outside of the U.S. and hold eligible stock options, the application of the adjustment ratio may be treated differently. If this applies to you, you will receive additional details in a separate communication.

About the Adjustment Ratio

The adjustment ratio will be determined in this way:

  The closing price of Lucent common stock on the New York Stock Exchange (NYSE) on May 31, 2002

Divided By

  The opening price of Lucent common stock on the NYSE on June 3, 2002

As an example:

  Closing price of Lucent common stock on May 31, 2002 is $4.80
  Opening price of Lucent common stock on June 3, 2002 is $4.00

$4.80 divided by $4.00 equals an Agere spin-off adjustment ratio of 1.2

The adjustment is made in two steps:

Step One: The number of shares in your option will be multiplied by the adjustment ratio; and

Step Two: The grant price of your option will be divided by the adjustment ratio.

Example 1

Prices are hypothetical; the actual market price of Lucent stock used to adjust your eligible stock option grants won’t be known until after the Agere spin-off occurs.

Let’s assume:

  The closing price of Lucent stock on May 31, 2002 is $4.50
  The opening price of Lucent stock on June 3, 2002 is $3.00
  The adjustment ratio is 1.5 ($4.50 divided by $3.00).

	Eligible Outstanding Grants Before Spin-off	Adjusted Grant With Applied Ratio of 1.5 After Spin-off As of June 3, 2002
	Grant Date: 10/01/96 Grant Price: $11.0599 Shares: 402	Grant Date: No Change Adjusted Grant Price: $7.3732 ($11.0599 divided by 1.5) Adjusted Outstanding Shares: 603 (402 multiplied by 1.5)
	Grant Date: 12/01/00 Grant Price: $16.0313 Shares: 1,000	Grant Date: No Change Grant Price: No Change Outstanding Shares: No Change
	Grant Date: 2/21/01 Grant Price: $12.14 Shares: 1,000	Grant Date: No Change Adjusted Grant Price: $8.0933 ($12.14 divided by 1.5) Adjusted Outstanding Shares: 1,500 (1,000 multiplied by 1.5)
	Grant Date: 7/27/01 Grant Price: $7.07 Shares: 1,000	Grant Date: No Change Adjusted Grant Price: $4.7133 ($7.07 divided by 1.5) Adjusted Outstanding Shares: 1,500 (1,000 multiplied by 1.5)
	Grant Date: 3/01/02 Grant Price: $5.73 Shares: 1,000	Grant Date: No Change Adjusted Grant Price: $3.8200 ($5.73 divided by 1.5) Adjusted Outstanding Shares: 1,500 (1,000 multiplied by 1.5)
Example 2

Prices are hypothetical; the actual market price of Lucent stock used to adjust your eligible stock option grants won’t be known until after the Agere spin-off occurs.

Let’s assume:

  The closing price of Lucent stock on May 31, 2002 is $4.40
  The opening price of Lucent stock on June 3, 2002 is $4.00
  The adjustment ratio is 1.1 ($4.40 divided by $4.00).

	Eligible Outstanding Grants Before Spin-off	Adjusted Grant With Applied Ratio of 1.1 After Spin-off As of June 3, 2002
	Grant Date: 2/21/01 Grant Price: $12.14 Shares: 1,000	Grant Date: No Change Adjusted Grant Price: $11.0363 ($12.14 divided by 1.1) Adjusted Outstanding Shares: 1,100 (1,000 multiplied by 1.1)
	Grant Date: 7/27/01 Grant Price: $7.07 Shares: 1,000	Grant Date: No Change Adjusted Grant Price: $6.4272 ($7.07 divided by 1.1) Adjusted Outstanding Shares: 1,100 (1,000 multiplied by 1.1)
	Grant Date: 3/01/02 Grant Price: $5.73 Shares: 1,000	Grant Date: No Change Adjusted Grant Price: $5.2090 ($5.73 divided by 1.1) Adjusted Outstanding Shares: 1,100 (1,000 multiplied by 1.1)
Example 3

Prices are hypothetical; the actual market price of Lucent stock used to adjust your eligible stock option grants won’t be known until after the Agere spin-off occurs.

Let’s assume:

  The closing price of Lucent stock on May 31, 2002 is $4.40
  The opening price of Lucent stock on June 3, 2002 is $4.00
  The adjustment ratio is 1.1 ($4.40 divided by $4.00).

Since this individual did not receive the 2/21/01 ‘1 for 2’  grant, all of her options will be adjusted. Example 3 applies to former employees, such as retirees, who still hold outstanding Lucent stock options.

	Eligible Outstanding Grants Before Spin-off	Adjusted Grant With Applied Ratio of 1.1 After Spin-off As of June 3, 2002
	Grant Date: 9/01/98 Grant Price: $37.0731 Shares: 1,000	Grant Date: No Change Adjusted Grant Price: $33.7028 ($37.0731 divided by 1.1) Adjusted Outstanding Shares: 1,100 (1,000 multiplied by 1.1)
	Grant Date: 8/04/00 Grant Price: $42.1610 Shares: 1,000	Grant Date: No Change Adjusted Grant Price: $38.3281 ($42.1610 divided by 1.1) Adjusted Outstanding Shares: 1,100 (1,000 multiplied by 1.1)
	Grant Date: 12/01/00 Grant Price: $16.0313 Shares: 1,000	Grant Date: No Change Adjusted Grant Price: $14.5739 ($16.0313 divided by 1.1) Adjusted Outstanding Shares: 1,100 (1,000 multiplied by 1.1)
About Vesting and Expiration

Vesting of your stock option grants will not change after the Agere spin-off. Your options will continue to vest according to the schedules specified in each grant. The expiration date of your grants will also remain unchanged.

You Should Know That...	In most countries, it’s likely that the adjusting of your stock options will not trigger a taxable event. However, you should consult with your own tax advisor.
What to Expect

By June 30, 2002, you will receive an e-mail notification that will include a link to a Web site where you will be able to view your adjusted stock options electronically. You only will receive this e-mail if you have a valid lucent.com e-mail address and access to a company-supplied computer.

You will NOT automatically receive any written statement from Lucent’s stock option plan recordkeepers showing how your eligible stock options, if any, were adjusted. You may, however, contact the recordkeeper of your particular stock option plan for more information on how your options were adjusted.

Key Dates	April 30, 2002 4:00 p.m. Eastern time	Blackout period begins.
	June 1, 2002	Scheduled spin-off of Agere
	June 3, 2002	First trading day for Lucent stock trading after the Agere spin-off
	June 7, 2002 4 p.m. Eastern time	Blackout period ends
	Beginning on June 10, 2002	When you can contact the recordkeeper for your particular stock option plan to confirm the impact of the adjustment
For More Information	For these Plans	Call this Recordkeeper
	Global Founders Grant 1998 Ownership Grant 1997 Long-term Incentive Plan (for grants to employees below the executive level) Octel-converted stock option plans	Salomon Smith Barney Phone: 800-818-8345 Outside U.S.:1-212-615-7871 Internet:www.benefitaccess.com (U.S. only) Mourant & Company (Certain Countries) Phone: +44 1534 609 810
	1996 Long-term Incentive Program 1997 Long-term Incentive Plan (for grants to employees at or above the executive level) All acquired company stock options (except Octel)	PaineWebber Phone: 888-584-7268 (888-LUGRANT) Outside U.S.: 1-860-727-1515

Important Note!

You will be receiving more information on how Lucent’s spin-off of Agere will affect your other stock-based employee benefits like the Lucent Savings/401(k) Plan and the Lucent Employee Stock Purchase Plan.

As previously announced, until May 31, Lucent stock will trade the regular way and on a "when issued" basis. The regular way reflects the full stock price, including the value of the Agere shares to be distributed June 1. "When issued" means the shares are being traded without Agere at a price that reflects Lucent stock after the Agere distribution. The actual opening price of Lucent stock on June 3 may be different than the May 31 "when issued" trading price.

If you are an active employee, you can learn more about your stock option plans by visiting the global stock plans site available through the HR Portal at [web site link].